Mail Stop 3561

                              January 30, 2006


By U.S. Mail

Mr. Mark W. Joslin
Vice President and Chief Financial Officer
SCP Pool Corporation
109 Northpark Boulevard
Covington, Louisiana 70433

	RE:	SCP Pool Corporation
	Form 10-K for the Fiscal Year Ended December 31, 2004
	Filed March 1, 2005
	File No. 0-26640

Dear Mr. Joslin:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



									William Choi
									Branch Chief


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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0404

         DIVISION OF
CORPORATION FINANCE